THE JAPAN EQUITY FUND, INC.
C/O DAIWA SECURITIES TRUST COMPANY
ONE EVERTRUST PLAZA
JERSEY CITY, N.J. 07302



Management Statement Regarding Compliance with
Certain Provisions of the Investment Company Act of 1940


We, as members of management of The Japan Equity Fund, Inc. (the "Fund"), are responsible for complying with the requirements of subsection (b) and (c) of rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940.
We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsection (b) and
(c) of Rule 17f-2 as of August 29, 2003, and from October 31, 2002 (the date of our last statement) through August 29, 2003.

Based on this evaluation, we assert that the Fund was in compliance with those provisions of
Rule 17f-2 of the Investment Company Act of 1940 as of August 29, 2003 and from October 31, 2002 through August 29, 2003, with respect to securities and similar investments reflected in the investment account of the Fund.

The Japan Equity Fund, Inc.

By:



___________________________________
Hiroshi Kimura
Chairman


___________________________________
John J. O'Keefe
Vice President and Treasurer


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